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                     June 11, 2021

       Peter Ingram
       President and Chief Executive Officer
       HAWAIIAN HOLDINGS INC
       3375 Koapaka Street, Suite G-350
       Honolulu, HI 96819

                                                        Re: HAWAIIAN HOLDINGS
INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed on February
12, 2021
                                                            File No. 001-31443

       Dear Mr. Ingram :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation